Exhibit 3.1

Articles of Amendment to
Articles of Incorporation of
Four Oaks Fincorp, Inc.

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.            The name of the corporation is Four Oaks Fincorp, Inc.

2.            The Articles of Incorporation of the corporation are hereby amended as follows:

Article III, Section (a) of the Articles of Incorporation is hereby deleted in its entirety and is replaced with the following:

“(a)            Common Stock.                                                      The corporation shall have the authority to issue sixteen million (16,000,000) shares of common stock with a par value of One Dollar ($1.00) per share.

At 5:00 P.M., Eastern Time, on March 8, 2017 (the “Effective Time”), each five (5) shares of common stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. To the extent that any shareholder shall be deemed after the Effective Time as a result of these Articles of Amendment to own a fractional share of common stock, such fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall, automatically and without the necessity of presenting the same for exchange, thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3.            The foregoing amendment was approved by, and proposed and recommended to the corporation’s shareholders by, the Board of Directors on September 26, 2016, and approved by the shareholders on November 8, 2016 in accordance with the provisions of Chapter 55 of the North Carolina General Statutes.

4.            These Articles of Amendment will become effective at 5:00 P.M., Eastern Time, on March 8, 2017.

IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of March, 2017.

FOUR OAKS FINCORP, INC.

By:	/s/ David H. Rupp
David H. Rupp
Chief Executive Officer and President